Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Reports Third Quarter 2020 Financial Results

Teleconference and Webcast to be Held Today at 4:30 P.M. EST

WAUKESHA, WI – November 16, 2020 -- Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), an innovation leader in commercial intelligent automation and energy management solutions for Hospitality, Healthcare, Education, Military and Residential markets announces financial results for the quarter ended September 30, 2020. Management will host a teleconference at 4:30pm ET today to discuss these results with the financial community.

“While the economic environment continued to struggle during the third quarter, Telkonet’s performance has demonstrated our ability to successfully identify opportunities, even during a difficult situation,” stated Jason Tienor, Telkonet’s Chief Executive Officer. “Having shown year-over-year revenue growth during for the third quarter shows promise for what potentially exists in Telkonet’s target markets.”

Operational Summary:

•	For the three- and nine-month periods ended September 30, 2020, revenues increased 2% to $2.24 million and decreased 38% to $5.33 million, respectively, compared to the prior year periods. Two customers accounted for approximately 67% of total product revenues for the three months ended September 30, 2020.
•	Third quarter gross profits increased 26% to $1.09 million and the gross profit percentage increased 10% to 49%, compared to the prior year period. This was primarily driven by an improved gross profit percentage on recurring revenue due to decreases in call center staffing as the Company migrated to a combination of internal and external solutions.
•	For the nine months ended September 30, 2020, the gross profit percentage increased 6% to 44%, compared to the prior year period.
•	Import tariffs for the nine months ended September 30, 2020 resulted in an adverse impact of approximately 7% on gross profits, which is consistent with the prior year period.
•	Telkonet was awarded a $1.0 million, marquis project to be executed across several phases with a renowned casino operator.

“As the quarter demonstrates, we’ve begun to recognized value in niche areas and capitalize on the versatility and flexibility of our platform and solutions,” continued Tienor. “With our latest hardware and software releases, Telkonet’s team continues to capitalize on innovation, market penetration across key industries and a growing understanding of customer needs.”

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Financial Summary:

For the three and nine month periods ended September 30, 2020:

Total Revenue: Increased 2% to $2.24 million and decreased 38% to $5.33 million, respectively, when compared to respective prior year periods.

Product Revenue: Product revenue, which principally arises from the sale and installation of our energy management platform, increased 3% to $2.05 million and decreased 40% to $4.76 million, respectively, when compared to respective prior year periods.

Recurring Revenue: Recurring revenue, which principally arises from call center support services, decreased 6% to $0.19 million and 1% to $0.56 million, respectively, when compared to respective prior year periods.

Gross Profit: Gross profit increased 26% to $1.09 million and decreased 29% to $2.33 million, respectively, when compared to respective prior year periods.

Net Loss: Net losses decreased 10% to $0.68 million and increased 8% to $2.28 million, respectively, when compared to respective prior year periods.

Teleconference

Date: Monday, November 16, 2020

Time: 4:30 pm ET (3:30 pm CT, 1:30 pm PT)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until November 30, 2020, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID# 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's financial results.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), operating income (loss), or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2019 and 2018, the Company excluded items in the following general category described below:

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•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

To receive updates on all of Telkonet’s developments, sign up for our email alerts HERE.www.telkonet.com

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the Company’s ability to access sources of liquidity necessary to continue its operations and continue as a going concern, the Company’s potential inability to comply with financial covenants under its credit facility, the outcome of an ongoing patent litigation lawsuit filed against the Company, the impact of the COVID-19 pandemic on the Company’s operations and financial results as well as the economy generally, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”).

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues, net:
Product	$2,050,170	$1,995,788	$4,762,802	$7,963,349
Recurring	189,801	202,855	562,274	568,531
Total Net Revenue	2,239,971	2,198,643	5,325,076	8,531,880

Cost of Sales:
Product	1,131,205	1,259,151	2,933,679	5,026,815
Recurring	16,468	74,437	65,037	237,551
Total Cost of Sales	1,147,673	1,333,588	2,998,716	5,264,366

Gross Profit	1,092,298	865,055	2,326,360	3,267,514

Operating Expenses:
Research and development	231,088	448,690	892,179	1,360,986
Selling, general and administrative	1,518,915	1,137,084	3,646,246	3,936,851
Depreciation and amortization	14,658	16,775	44,196	50,750
Total Operating Expenses	1,764,661	1,602,549	4,582,621	5,348,587

Operating Loss	(672,363)	(737,494)	(2,256,261)	(2,081,073)

Other Expenses:
Gain on fixed assets	–	150	–	150
Interest expense, net	(4,392)	(16,525)	(19,976)	(37,125)
Total Other Expense	(4,392)	(16,375)	(19,976)	(36,975)

Loss before Provision for Income Taxes	(676,755)	(753,869)	(2,276,237)	(2,118,048)

Income Tax Provision	–	–	3,116	–
Net Loss Attributable to Common Stockholders	$(676,755)	$(753,869)	$(2,279,353)	$(2,118,048)

Net Loss per Common Share:
Basic – net loss attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Diluted – net loss attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted Average Common Shares Outstanding – basic	136,311,335	135,331,951	136,061,140	134,937,277
Weighted Average Common Shares Outstanding – diluted	136,311,335	135,331,951	136,061,140	134,937,277

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RECONCILIATION OF NET LOSS

TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net loss	$(676,755)	$(753,869)	$(2,279,353)	$(2,118,048)
Gain on sale of fixed assets	–	(150)	–	(150)
Interest expense, net	4,392	16,525	19,976	37,125
Income tax provision	–	–	3,116	–
Depreciation and amortization	14,658	16,775	44,196	50,750
EBITDA	(657,705)	(720,719)	(2,212,065)	(2,030,323)
Adjustments:
Stock-based compensation	1,815	1,815	5,446	5,446
Adjusted EBITDA	$(655,890)	$(718,904)	$(2,206,619)	$(2,024,877)

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